Exhibit 99.1

EyeGate Announces Completion of $3.77 Million Registered Direct Offering

WALTHAM, Mass., June 30, 2016 — EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) (“EyeGate” or the “Company”), a specialty pharmaceutical company that focuses on developing and commercializing therapeutics and drug delivery systems for treating diseases of the eye, today announced that the completion of its previously announced offering of the Company’s common stock and of Series A Convertible Preferred Stock for aggregate gross proceeds of approximately $3.77 million in a registered direct offering.

The Company agreed to sell an aggregate of 441,000 shares of common stock at a price of $2.25 per share and 2,776.5 shares of Series A Convertible Preferred Stock, at a price of $1,000 per share. The Series A Convertible Preferred Stock is convertible at any time into an aggregate of approximately 1.23 million shares of common stock at an initial conversion price of $2.25 per share, subject to certain ownership limitations. The Series A Convertible Preferred Stock is only entitled to dividends in the event dividends are paid on the Company's common stock and will not have any preferences over the Company's common stock, with the exception of a $0.01 per share liquidation preference. Additionally, the investor received, for each share of common stock or for each share of common stock issuable upon conversion of a share of Series A Preferred Stock purchased in the registered direct offering, a warrant to purchase one-half of a share of common stock at an exercise price of $3.50 per share. The warrant issued to the investor is initially exercisable six months following issuance and terminate five years following the initial exercise date.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent in connection with this offering.

EyeGate intends to use the net proceeds to obtain additional capital to support its operations, including for clinical trials, for working capital and for other general corporate purposes, which will include the pursuit of other research and development efforts and could also include the acquisition or in-license of other products, product candidates or technologies, though no such acquisition or in-license is current contemplated.  EyeGate has not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.

The shares of common stock and Series A Convertible Preferred Stock (including the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock) described above (but not the warrants or the shares of common stock underlying the warrants) were offered and sold by EyeGate pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2016 and subsequently declared effective on May 6, 2016 (File No. 333-210557) (the “Registration Statement”), and the base prospectus dated as of May 6, 2016 contained therein. EyeGate filed a prospectus supplement with the SEC on June 28, 2016 in connection with the sale of the shares of its common stock and Series A Convertible Preferred Stock. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC's website at http://www.sec.gov, from request at H.C. Wainwright & Co., 430 Park Avenue, New York, NY, 10022 by e-mailing placements@hcwco.com,

The warrants and the shares of common stock underlying the warrants issued in the offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock underlying the warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EyeGate

EyeGate is a clinical-stage specialty pharmaceutical company that is focused on developing and commercializing therapeutics and drug delivery systems for treating diseases of the eye. EGP-437, the Company’s first and only product in clinical trials, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate® II Delivery System. In addition, EyeGate is developing, through its wholly-owned Jade subsidiary, products using cross-linked thiolated carboxymethyl hyaluronic acid (“CMHA-S”), a modified form of the natural polymer hyaluronic acid (HA), which possesses unique physical and chemical properties such as viscoelasticity and water retention. The ability of CMHA-S to adhere longer to the ocular surface, resist degradation and protect the ocular surface makes it well-suited for treating various ocular surface injuries. EyeGate intends to initiate a clinical study for Jade’s lead product candidate for corneal epithelial defects. For more information, please visit www.EyeGatePharma.com.

Safe Harbor Statement

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s EGP-437 combination product, and those of Jade Therapeutics, Inc., a wholly owned subsidiary of EyeGate, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 30, 2016, EyeGate’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2016 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact:

Lee Roth / Joseph Green

The Ruth Group for Eyegate Pharmaceuticals

646-536-7012 / 7013

lroth@theruthgroup.com / jgreen@theruthgroup.com

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